UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/04/2009

Savient Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-15313

DE	13-3033811
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Tower Center
East Brunswick, NJ 08816
(Address of principal executive offices, including zip code)

732-418-9300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On June 4, 2009, the Board of Directors (the "Board") of Savient Pharmaceuticals, Inc. (the "Company"), based upon the recommendation of the Board's Nominating and Corporate Governance Committee, elected Dr. Ginger Constantine, M.D. to serve on the Company's Board of Directors. In connection with the election, the Board expanded the size of the Board to seven directors. Dr. Constantine will serve for a term expiring at the Company's annual meeting of stockholders in 2010 and until her successor shall have been elected and qualified or until her earlier resignation or removal.

Dr. Constantine, age 54, currently serves as Vice President of Women's Health & Bone Repair Medical Research at Wyeth Research, a division of Wyeth Pharmaceuticals, and has held Vice President positions with Wyeth since 2000.

There is no agreement or understanding between Dr. Constantine and any other person pursuant to which Dr. Constantine was appointed to the Board. Dr. Constantine is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Board has appointed Dr. Constantine to serve on its Nominating and Corporate Governance Committee.

Dr. Constantine shall receive compensation for serving on the Board and its committees pursuant to the Board compensation plan that was previously disclosed in the Company's filings with the SEC.

The full text of the press release issued in connection with Dr. Constantine's election to the Board is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Savient Pharmaceuticals, Inc.

Date: June 08, 2009	By:	/s/ Philip K. Yachmetz
Philip K. Yachmetz
SVP, General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated June 5, 2009